EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Delta Financial Corporation:

We consent to the use of our report dated March 30, 2005 incorporated by reference in the Registration Statement (in connection with the registration of 2,000,000 shares of common stock of the Company by certain stockholders named in the prospectus) on Form S-3 and the related prospectus relating to the consolidated balance sheets of Delta Financial Corporation and subsidiaries (Delta Financial Corporation) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 10-K of Delta Financial Corporation and to the reference to our firm under the heading “Experts” in the Registration Statement and the related prospectus.

/s/ KPMG LLP

New York, New York
August 18, 2005